UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2014

Bakken Resources, Inc.

(Exact name of registrant specified in charter)

Nevada	000-53632	26-2973652
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

1425 Birch Ave., Suite A, Helena, MT 59601

(Address of principal executive offices)  (Zip Code)

(406) 442-9444

Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On June 3, 2014, W. Edward Nichols, a member of the Board of Director of Bakken Resources, Inc. (the “Company”) resigned as a member of the Board of Directors of the Company (the “Board”).  Mr. Nichols’ decision to resign as a director was due to outside commitments and not due to any disagreements with the Company or on any matter relating to the Company’s operations, policies or practices.

On June 9, 2014, the Board elected Mr. Louis J. Mazzullo as a director of the Company to fill the vacancy on the Board created by Mr. Nichols’ resignation.  Mr. Mazzullo was elected to serve until the next annual meeting of stockholders of the Company and until his successor is elected and qualified. Mr. Mazzullo holds a Bachelor of Science degree in Geology (Cum Laude with honors) of Geology from Brooklyn College, City University of New York, Masters of Science degree in Earth and Space Science from State University of New York and Masters of Science degree in Geophysical Sciences from the University of Chicago.  Mr. Mazzullo has been a geologist in the natural resources industry since the late 1970s.  Mr. Mazullo currently is the President and Chief Certified Petroleum Geologist for Mazzullo Energy Corp. providing specialized geological advisory and project services in oil, gas and uranium exploration and development to various petroleum companies.  Some of his positions have included being senior geologist in the Permian Basin to Brigham Exploration Company, and Western US Exploration Manager to Ameristate Exploration, LLC.  Mr. Mazzullo has received many professional honors and awards throughout his career, including the Monroe Cheney Science Award, and the Dedicated Service Award, West Texas Geological Society.  He has been a registered member of American Association of Petroleum Geologists since 1977.

There is no arrangement or understanding between Mr.  Mazzullo and any other person pursuant to which Mr. Mazzullo was elected as a director of the Company, and there are no transactions in which Mr. Mazzullo has an interest requiring disclosure under Item 404(a) of Regulation S-K.  Mr. Mazzullo has not been appointed to serve as a member of any committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bakken Resources, Inc.

By:	/s/ Val M. Holms
Name: Val M. Holms
Title: President & CEO
Dated: June 9, 2014